Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Sharps Technology Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $ per share (3)	457	(o)	58,000	343,940			0.00014760	50.76
Fees to Be Paid	Equity	Common Stock underlying pre-funded warrants, $0.0001 par value per share	457	(c)	2,305,637	$13,672,427.40	(2)		$0.00014760	$2,018.05
	Equity	Common Stock exercisable upon exercise of the Warrants	457	(g)	4,727,274	$28,032,734.80			$0.00014760	4,137.63
Fees Previously Paid	-	-	-		-	-		-	-	-
Total Offering Amounts								$-		$6,206.44
Total Fees Previously Paid								$-		$-
Total Fee Offsets								-		$-
Net Fees Due								$-		$6,206.44

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 27, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(3)	Includes shares of common stock being registered herein.

(4)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.